Exhibit 99.1

EXHIBIT 99.1
PRESS RELEASE

NEWS RELEASE

CryptoSign Inc.
626 East 1820 North
Orem, UT 84097
U.S.A.

CryptoSign Announces Execution of Conditional Agreement to Purchase NABUfit Global

On October 8, 2015, CryptoSign Inc. (CPSN, OTCQB) entered into an Agreement and Plan of Share Exchange to acquire 100% of NABUfit Global ApS, a Danish company.

The closing of the share exchange is conditioned upon the completion of due diligence items by CryptoSign and the preparation and completion of a current report on Form 8k to be filed with the Securities and Exchange Commission. The closing of the Exchange Agreement and completion of the share exchange are expected to take place on or prior to November 30, 2015.

CryptoSign will issue 15,500,000 of its common shares to all of the shareholders of NabuFit in the share exchange.  The common shares issued in the share exchange will constitute approximately 80% of the total issued and outstanding shares of the Company following the completion of the share exchange.  Of the shares issued in the share exchange, approximately 87% of the shares will be subject to a twelve month lock-up agreement following the closing of the exchange.

Upon closing, CryptoSign will change its name to NABUfit Global Inc.

CEO of CrytoSign, Mr. Brian Palm Svaneeng Mertz, commented: “I am very satisfied with the acquisition of NABUfit and see a great potential in the product, the marketing network and the NABUfit management. I am convinced that the Company, with the acquisition of NABUfit, will create great value for the shareholders”.

CEO of the NABUfit Global, Ulrik Møll commented: “NABUfit Global is thrilled about the transaction. We have a unique business concept and a great offer concerning on-line fitness and health. We look forward to our combination with CryptoSign.

About CryptoSign Inc.
CryptoSign (www.cryptosign.com) is a US smaller reporting public company that has most recently focused on finding and vetting opportunities that will preserve and increase its present value.

About NABUfit Global
NABUfit is a Danish company that is developing a state-of-the-art online fitness platform and mobile app with the option of connecting existing and future monitoring devices (wearables etc.) to the platform and application. The NABUfit product features input from world-class sport stars though its on-line portal.  The product is designed to integrate with the Microsoft X-Box Kinect, which records and measures training performance. This monitoring allows feedback to the user and provides an improved user experience as well as motivation for improving personal performance.  NABUfit plans to release its mobile NABUfit application before the end of 2015 and it is anticipated that the entire online fitness platform will be launched in 2016.

Forward-Looking Statements
Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments which may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Contact:	StrategaBiz Inc.	NABUfit Global
	Brian Palm Svaneeng Mertz, CEO	Ulrik Møll, CEO
	+45 2390 3300	+45 20537466
	mertz@cryptosign.com	um@nabufitglobal.com

Bob Bench, CFO
+1 801-362-2115
bench@cryptosign.com